Exhibit 99.4

                                   1ST BANCORP
                              101 NORTH 3RD STREET
                                  P.O. BOX 1417
                            VINCENNES, INDIANA 47591



                                                             November ____, 1998


Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of 1ST BANCORP, to be held at The Executive Inn, 102 Executive Boulevard, Vincennes, Indiana, on December 15, 1998, at 10:00 a.m., local time.


     The purpose of the meeting is to consider and vote upon (i) election of three members of the Board of Directors and (ii) adoption of the Agreement and Plan of Reorganization and the related Plan of Merger under which 1ST BANCORP will merge with German American. If the proposed merger is consummated, shares of 1ST BANCORP Common Stock will be converted into shares of German American Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

     Your Board of Directors believes that the proposed merger between 1ST BANCORP and German American is in the best interests of 1ST BANCORP and its shareholders and has unanimously approved the proposed merger. Enclosed with this letter are (i) a Notice of Annual Meeting of Shareholders, (ii) a Prospectus/Proxy Statement, (iii) a proxy card for you to complete, sign, date and return, and (iv) a postage pre-paid envelope. We encourage you to read the enclosed materials carefully and in their entirety.

     Whether or not you attend the Annual Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Annual Meeting. If you desire, you may cancel your proxy at any time before it is voted at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (i) A VOTE FOR THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND (ii) A VOTE FOR ADOPTION OF THE PROPOSED MERGER.

                                            Very truly yours,


                                            C. James McCormick
                                            Chairman and CEO